Exhibit 1

Nissin Information

     August 17, 2004

1.     Business Results as of July 31, 2004

     The business results as of July 31, 2004 are as follows:

          Loans receivable

	(amount : millions of yen)
	7/03	7/04	yoy
Total Consumer Loans	39,543	2,133	-94.6%
Wide Loans	63,076	54,436	-13.7%
Total Business Loans	72,924	75,038	2.9%
Small Business Owner Loans	55,247	55,756	0.9%
Business Timely Loans	17,677	19,282	9.1%
Secured Loans	1,471	5,673	285.7%
Notes Receivable	130	225	72.6%
Total Loans Receivable	177,146	137,507	-22.4%

*	Bankrupt, delinquent and doubtful loans receivable are included in the balance of loans receivable.

     (For details please refer to the Monthly Data for August 2004.)

2.     Announcement of Listing Approved for the Stock of Nissin Servicer Co., Ltd.

     Our consolidated subsidiary Nissin Servicer Co., Ltd., received approval to list its stock on the Mothers market of the Tokyo Stock Exchange, Inc., on August 17, 2004. Nissin Servicer is the first servicer approved for listing on the Tokyo Stock Exchange.

     (For details please refer to the press release issued on August 17, 2004.)

3.     Notice of Commemorative Dividend and Stock Split

     In commemoration of this auspicious milestone, we will pay an interim dividend of ¥2.75 per share, adding ¥0.50 per share as a commemorative dividend to the ordinary interim dividend of ¥2.25 per share to shareholders of record as of September 30, 2004. Additionally, we will carry out a stock split to increase the number of shareholders and the liquidity of shares by reducing the stock trading unit required for investment in our shares.

     (For details please refer to the press release issued on August 17, 2004.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

4.     Establishment of Locally-Incorporated Subsidiary in People’s Republic of China

     On July 9, 2004, Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. (hereafter referred to as Matsuyama Nissin) was established in Shanghai, People’s Republic of China and started investment, real estate and consulting businesses. Matsuyama Nissin, with the goal of playing a “bridging role” between China and Japan, will help invigorate trading, and promote the development of small to medium-sized enterprises in both countries.

     (For details please refer to the press release issued on August 17, 2004.)

5.     NISSINVESTOR for the 1st Quarter Ended June 30, 2004

     Our business report, “NISSINVESTOR, Vol.18”, will be sent by mail in early September to all shareholders of record in Japan at the end of June 2004. It will also be downloadable from our website in late August.

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp